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Exhibit 99 (d)(15)

WESTFIELD AMERICA MANAGEMENT LIMITED (ACN 072 780 619)
WESTFIELD AMERICA, INC.

May 22, 2001

Montgomery Mall Member LLC
c/o J.P. Morgan Investment Management Inc.
522 Fifth Avenue
New York, New York 10036

    Re: Montgomery Mall

Ladies and Gentlemen:

    Reference is made to (A) the Letter Agreement, dated February 14, 2001, as amended on May 22, 2001 (as so amended, the "Letter Agreement"), among Valley Fair University Towne Member LLC, a Delaware limited liability company ("VFUT") and Westfield America Management Limited ("WAML"), in its capacity as responsible entity and trustee of Westfield America Trust ("WAT"), (B) the Put Option Agreement, dated June 23, 1999 (the "Put Agreement"), among VFUT, WEA Valley Fair UTC LLC, a Delaware limited liability company, and Westfield America, Inc., a Missouri corporation ("WEA"), and (C) the Registration Rights Agreement, dated June 23, 1999 (the "Registration Rights Agreement"), between WEA and VFUT. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Letter Agreement.

    The Letter Agreement, Put Agreement and Registration Rights Agreement were all executed and delivered in connection with a transaction among the affiliates of the parties hereto involving the Valley Fair and University Towne Center shopping centers. In connection therewith, WAML, in its capacity as responsible entity and trustee of WAT (in such capacity, the "Manager"), and as the holder of a majority of outstanding common shares in WEA, has agreed with VFUT to amend the Put Agreement pursuant to the Letter Agreement (the Put Agreement as so amended, being referred to herein as the "Amended Put Agreement").

    In connection with a separate transaction involving the Montgomery Mall Shopping Center, a Second Amended and Restated Limited Liability Company Agreement of Montgomery Mall of Maryland LLC is being executed and delivered by and among Montgomery Mall Member LLC, a Delaware limited liability company ("MMM"), Westfield America Limited Partnership, a Delaware limited partnership and Westfield America Investor L.P., a Delaware limited partnership. In connection therewith, the parties hereto have agreed as follows:

    (1) MMM and WEA shall, as soon as practicable following the consummation of the Merger (as defined herein), enter into a put option agreement with respect to the Montgomery Mall (the "Montgomery Put Agreement") with terms substantially similar to the Amended Put Agreement.

    (2) If, at the time the option under the Montgomery Put Agreement is exercised, WEA's shares of common stock are not Publicly Traded, the Manager agrees to issue an exchange right (the "Montgomery WAT Exchange Right") to MMM with terms substantially similar to the WAT Exchange Right that the Manager has agreed to issue to VFUT as contemplated by the parties pursuant to the Letter Agreement.

    (3) If, at the time the option under the Montgomery Put Agreement is exercised, WEA's shares of common stock are not Publicly Traded, the Manager and MMM agree to enter into a right of first refusal agreement (the "Montgomery Right of First Refusal") and a call right agreement (the "Montgomery Call Right") with terms substantially similar to the Right of First Refusal and Call Right, as applicable, that the Manager and VFUT have agreed to enter into pursuant to the Letter Agreement.

    (4) The Manager and WEA shall comply with all applicable Australian and United States laws and obtain all applicable approvals necessary for the Manager and WEA to consummate the transactions contemplated hereby.

    (5) If the Montgomery Put Agreement is not executed by MMM and WEA, and the Merger has not been consummated, on or before December 31, 2001, MMM and WEA shall enter into a put option agreement with terms substantially similar to the Put Agreement and enter into a registration rights agreement with respect to WEA shares to be issued to MMM pursuant to such put option agreement with terms substantially similar to the Registration Rights Agreement.

    (6) The obligations of the Manager, WEA and MMM to undertake the above transactions shall be subject to (i) documentation reasonably satisfactory to the Manager, WEA and MMM; and (ii) subject to Paragraph (4) above, the consummation of the Merger. The Manager's ability to deliver WAT ordinary units under the Montgomery WAT Exchange Right, the Montgomery Right of First Refusal and the Montgomery Call Right shall be subject to the approval of the members of WAT, if necessary, to the issuance to MMM of the Montgomery WAT Exchange Right, or the execution of the Montgomery Right of First Refusal and the Montgomery Call Right, as applicable, and the issuance of WAT ordinary units pursuant to the Montgomery WAT Exchange Right, the Montgomery Right of First Refusal and the Montgomery Call Right, as applicable.

    (7) To the extent practicable, the transactions contemplated by this letter agreement shall be structured in a manner so that neither MMM nor any of its direct or indirect members or participants will incur any UBTI.

    This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, including, without limitation, Section 5-1401 of the New York General Obligations Law.

    This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    After reviewing this letter agreement, please indicate your acceptance and acknowledgment of our agreement as set forth above by signing and returning a copy of this letter to Westfield America, Inc. at 11601 Wilshire Boulevard, 12th Floor, Los Angeles, California 90025, Attention: Irv Hepner.

Very truly yours,
WESTFIELD AMERICA MANAGEMENT LIMITED, in its capacity as responsible entity and trustee of Westfield America Trust
By:	/s/ IRV HEPNER
Irv Hepner Attorney-In-Fact
WESTFIELD AMERICA, INC.
By:	/s/ IRV HEPNER
Irv Hepner Secretary
ACCEPTED AND ACKNOWLEDGED:
MONTGOMERY MALL MEMBER LLC, a Delaware limited liability company
By:
Morgan Guaranty Trust Company of New York, as Trustee under Amended and Restated Declaration of Trust, dated as of June 1, 1999, for its Commingled Pension Trust Fund (Strategic Property), its managing member
	By:	/s/ JUSTIN M. MURPHY
Name: Justin M. Murphy Title: Vice President

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Exhibit 99 (d)(15)
WESTFIELD AMERICA MANAGEMENT LIMITED (ACN 072 780 619) WESTFIELD AMERICA, INC.
May 22, 2001